Exhibit 99.1

Item 6.	Selected Financial Data

The following table sets forth our selected historical consolidated financial and other data as of and for each of the five years in the period ended December 31, 2011, which has been derived from our audited consolidated financial statements. During the periods presented, we made a number of acquisitions and have included the results of operations of the acquired dealerships from the date of acquisition. As a result, our period to period results of operations vary depending on the dates of the acquisitions. Accordingly, this selected financial data is not necessarily comparable or indicative of our future results. During the periods presented, we also sold certain dealerships which have been treated as discontinued operations in accordance with generally accepted accounting principles. You should read this selected consolidated financial data in conjunction with our audited consolidated financial statements and related footnotes included elsewhere in this report.

	As of and for the Years Ended December 31,
	2011(1)	2010(2)	2009(3)	2008(4)	2007(5)
	(In millions, except per share data)
Consolidated Statement of Operations Data:
Total revenues	$11,384.1	$10,194.6	$8,969.5	$10,833.8	$12,247.8
Gross profit	$1,804.9	$1,627.6	$1,501.1	$1,670.8	$1,823.6
Income (loss) from continuing operations attributable to Penske Automotive Group common stockholders (6)	$175.9	$123.2	$79.6	$(436.0)	$117.2
Net income (loss) attributable to Penske Automotive Group common stockholders	$176.9	$108.3	$76.5	$(420.0)	$120.3
Diluted earnings (loss) per share from continuing operations attributable to Penske Automotive Group common stockholders	$1.91	$1.33	$0.86	$(4.65)	$1.21
Diluted earnings (loss) per share attributable to Penske Automotive Group common stockholders	$1.94	$1.18	$0.83	$(4.47)	$1.27
Shares used in computing diluted share data	91.3	92.1	91.7	94.0	95.0
Balance Sheet Data:
Total assets	$4,502.3	$4,069.8	$3,796.0	$3,962.1	$4,667.1
Total floor plan notes payable	$1,669.4	$1,382.3	$1,137.9	$1,402.4	$1,441.8
Total debt (excluding floor plan notes payable)	$850.2	$776.1	$946.4	$1,063.4	$794.8
Total equity attributable to Penske Automotive Group common stockholders	$1,136.0	$1,041.6	$942.5	$804.8	$1,450.7
Cash dividends per share	$0.24	$—	$—	$0.36	$0.30

(1)	Includes benefit of $17.0 million, or $0.19 per share, from the resolution of certain tax items in the U.K. offset by a reduction in U.K. deferred tax assets of $6.0 million, or $0.07 per share.
(2)	Includes gains of $5.3 million ($3.6 million after-tax), or $0.04 per share, and $1.6 million ($1.1 million after-tax), or $0.01 per share, relating to a gain on the sale of an investment and the repurchase of $155.7 million aggregate principal amount of our 3.5% senior subordinated convertible notes, respectively, offset by a charge of $4.1 million ($2.8 million after-tax), or $0.03 per share, associated with costs related to franchise closure and relocation costs.
(3)	Includes a gain of $10.4 million ($6.5 million after-tax), or $0.07 per share, relating to the repurchase of $68.7 million aggregate principal amount of our 3.5% senior subordinated convertible notes and charges of $5.2 million ($3.4 million after-tax), or $0.04 per share, relating to costs associated with the termination of the acquisition of the Saturn brand, our election to close three franchises in the U.S. and charges relating to our interest rate hedges of variable rate floor plan notes payable as a result of decreases in our vehicle inventories, and resulting decreases in outstanding floor plan notes payable, below hedged levels.
(4)	Includes charges of $661.9 million ($505.2 million after-tax), or $5.37 per share, including $643.5 million ($493.2 million after-tax), or $5.25 per share, relating to goodwill and franchise asset impairments, as well as, an additional $18.4 million ($12.0 million after-tax), or $0.13 per share, of dealership consolidation and relocation costs, severance costs, other asset impairment charges, costs associated with the termination of an acquisition agreement, and insurance deductibles relating to damage sustained at our dealerships in the Houston market during Hurricane Ike.
(5)	Includes charges of $18.6 million ($12.3 million after-tax), or $0.13 per share, relating to the redemption of the $300.0 million aggregate amount of 9.625% senior subordinated notes and $6.3 million ($4.5 million after-tax), or $0.05 per share, relating to impairment charges.
(6)	Excludes income from continuing operations attributable to non-controlling interests of $1.4 million, $1.1 million, $0.5 million, $1.1 million, and $2.0 million in 2011, 2010, 2009, 2008, and 2007, respectively.

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